EXHIBIT 11

                   HOST MARRIOTT CORPORATION AND SUBSIDIARIES
                COMPUTATIONS OF EARNINGS (LOSS) PER COMMON SHARE
                     (in millions, except per share amounts)


                                                                       Twelve Weeks Ended      Twenty-four Weeks Ended
                                                                      June 14,     June 16,     June 14,     June 16,
                                                                        1996         1995         1996         1995
                                                                        ----         ----         ----         ----

Net income (loss) available for common shareholders...............    $      7     $    (30)    $     (5)    $    (44)
                                                                      ========     ========     ========     ========

Primary Earnings (Loss) Per Common Share

Shares:
    Weighted average number of common shares
      outstanding.................................................       193.1        158.7        177.3        157.4
    Assuming distribution of common shares granted
      under comprehensive stock plan, less shares
      assumed purchased at average market *.......................         5.9           --           --           --
    Assuming distribution of common shares issuable
      for warrants, less shares assumed purchased
      at average market *.........................................         2.8           --           --           --
                                                                           ---          ---          ---          ---
      ............................................................       201.8         158.7        177.3        157.4
                                                                      ========     =========    =========     ========


Primary Earnings (Loss) Per Common Share..........................    $    .03     $    (.19)   $    (.03)    $   (.28)
                                                                      ========     =========    =========     ========

Fully Diluted Earnings (Loss) Per Common Share

Shares:
    Weighted average number of common shares
      outstanding.................................................       193.1         158.7        177.3        157.4
    Assuming distribution of common shares granted
      under comprehensive stock plan, less shares
      assumed purchased at higher of average or
      ending market *.............................................         6.0            --           --           --
    Assuming distribution of common shares issuable
      for warrants, less shares assumed purchased
      at higher of average or ending market *.....................         2.8            --           --           --
                                                                           ---           ---          ---          ---
      ............................................................       201.9         158.7        177.3        157.4
                                                                         =====         =====        =====        =====

Fully Diluted Earnings (Loss) Per Common Share....................    $    .03     $    (.19)    $   (.03)    $   (.28)
                                                                      ========     =========     ========     ========

____________
*  Common  equivalent   shares  and  other  potentially   dilutive
securities were anti-dilutive for the twenty-four weeks ended June 14, 1996 and the twelve and twenty-four weeks ended June 16, 1995, respectively.